UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cogentix Medical, Inc.

(Name of Registrant as Specified in its Charter)

LEWIS C. PELL

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On May 2, 2016, Lewis C. Pell sent the following letter to stockholders of Cogentix Medical, Inc.:

The full text of the letter is as follows:

May 2, 2016

Dear Stockholders of Cogentix:

As one of the largest stockholders of Cogentix, with over $40 million invested in the company, I am very concerned about the future of our investment. Just like you, I am deeply disappointed by consistent dismal stockholder returns, an absence of strategic vision and troubling actions of self-serving leadership.

It has been one-year since the merger of Vision-Sciences and Uroplasty (the “Merger”) – which resulted in Cogentix. As someone who has founded numerous companies in the medical technology sector, I have been disheartened by the conduct of former Uroplasty directors who now represent a majority of the Cogentix board. The former Uroplasty directors have thwarted all attempts to hold Mr. Kill accountable for dismal performance and continue to reward him with a compensation package which is grossly out of line with our performance. Not surprisingly, these self-interested directors and Mr. Kill lack a meaningful stake in the company. In fact, Mr. Kill is an operating partner at a private equity firm in addition to his role as CEO of Cogentix. Stockholders should ask if these self-interested actors are appropriately aligned with the long-term value creation of this company or more aligned with the CEO.

After exhausting all efforts of quiet diplomacy at the board level, I am left with no choice but to take this cause public. In all my years, serving on public boards, never once have I needed to publicly push for change. The severity of the situation and my belief that change is absolutely required in order for this Company to succeed in the future are forcing me to act.

The merger of Vision-Sciences and Uroplasty (the “Merger”), was intended to create a stronger company well positioned to capitalize on market dynamics to leverage the strength of key assets, pursue opportunistic growth and generate stockholder value. None of the promise of the Merger has been achieved. Instead, stockholders have been subjected to, among other things, the following:

1.	Share price has dropped 35% since the Merger closed.

2.	Management has failed to outline its strategy for dealing with increased competitive pressure from a larger medical device company.

3.	No filings or announcements of new products or potential partnerships have been made despite the company’s own claims that urology may be the most “in-demand” specialty by 2020.

4.	The Company has failed to provide revenue guidance for 2016.

5.	Many key management positions, including the Chief Financial Officer, have been vacated in the 13 months since the Merger closed and have gone unfilled or consolidated under the current CEO. The consolidation of all these positions in a single individual is troublesome and inconsistent with best practices for corporate governance. Mr. Kill is now the President, CEO, Chairman, Principal Accounting Officer and Corporate Secretary all while he is separately an Operating Partner with Altamont Capital Partners, a private equity firm based in Palo Alto, CA.

6.	Board members are leaving with one director resigning while another has voluntarily chosen to not stand for reelection to the board.

7.	Over the past three fiscal years, Mr. Kill’s cumulative pay equaled $5.0 million, while the company he lead lost $16.7 million.

VOTE THE GREEN PROXY CARD TODAY TO PROTECT THE FUTURE OF YOUR INVESTMENT

We can no longer wait on the sidelines. The company is in desperate need of highly qualified, proven directors that can work to guide the company to unlock stockholder value.

As a stockholder with significant equity and debt interest in this company, I want Cogentix to thrive. Any statement indicating my interest is in bankruptcy of this company is plainly false and ignores my long history of building value for stockholders. I believe strongly there is ample opportunity, but limited time.

This is why I am proposing to elect three director nominees, Howard I. Zauberman, James A. D’Orta and myself, to the board of directors of the Company to serve until the 2019 annual meeting of stockholders. I strongly believe that these candidates bring a deep understanding of the dynamics of the market place and can institute a system of checks and balances to ensure that compensation and other corporate governance actions are fairly considered and made in order to promote stockholder value.

Despite consistent failures, the board, led by the former Uroplasty directors, once again determined to award Mr. Kill an outsized pay package. As stockholders we should not stand by while Company’s full potential is being lost to self-serving actions.

Stockholders should consider some key facts about Mr. Kill’s total annualized compensation of $1.7 million.

•	Mr. Kill’s pay reflects approximately 3.7% of Cogentix total revenue since the merger, which is the second highest among the Company’s compensation peer group[1]. As recently this month, the Minneapolis/St. Paul Business Journal identified Mr. Kill as one of the most overpaid executives in the Minneapolis area – which damages the Company’s reputation in the market. Mr. Kill’s allies approved his excessive compensation when the funds could have been put to R&D and other productive business purposes instead.

•	The Company’s compensation peer group includes supposed peer companies that have a market capitalization that are approximately 27X greater than Cogentix.

•	Led by the Uroplasty directors, the board approved additional benefits to Mr. Kill’s compensation including a provision where the company essentially pays the CEO’s tax bill.

•	Despite majority of stockholders voting against executive compensation package (Say on Pay proposal) in 2014 and the negative recommendation of an independent proxy advisory firm, no independent consultant was used to evaluate the fairness or effectiveness of Mr. Kill’s compensation package.

In light of the company’s failure to address competitive pressures and the declining share price, stockholders must ask what exactly is Mr. Kill doing to earn such significant compensation.

I truly believe that significant opportunities to enhance financial performance and stockholder value can be achieved if we have the right governance and leadership team in place.

We look forward to your support at the 2016 Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. NO MATTER HOW MANY SHARES YOU OWN, PLEASE VOTE THE GREEN PROXY CARD TODAY TO BRING QUALIFIED, PROVEN LEADERSHIP TO THE BOARD

Sincerely,

Lewis C. Pell

If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

855-835-8312

Background of Director Nominees

Lewis C. Pell – Lewis C. Pell is a co-founder of the Company and prior to the Merger, had served as the Chairman of the Board of the Company since 2005 until March 31, 2015. Mr. Pell also briefly served as the Company’s Principal Executive Officer from June 2013 to August 2013. Prior to 2005, Mr. Pell served as Vice-Chairman of the Company’s Board since 1992. Mr. Pell’s 35 years of experience working with companies in the medical device industry, particularly his experience serving as a founder and a member of the board of directors of numerous privately and publically held medical device companies, and creating and developing new and emerging companies and bringing innovative medical device and technology to the marketplace, makes him well-suited to serve as a member of the Board.

Howard I. Zauberman - Howard I. Zauberman has served as a director of the Company since November 2013 and was the Interim Chief Executive Officer of the Company in May 2013. Prior to the Merger, Mr. Zauberman had also served as President and Chief Executive Officer of the Company. Mr. Zauberman has over 30 years of experience as a leader in the medical products industry. Prior to joining the Company, from 2005 to 2012, Mr. Zauberman held senior roles at Henry Schein, Inc., ETHICON, Inc. a Johnson & Johnson company and Pfizer, Inc. Mr. Zauberman’s knowledge and executive leadership in the health care industry make him well-suited to serve as a member of the Board.

James A. D’Orta – Dr. James A. D’Orta currently serves on the board of directors of MedStar Health, Inc. Dr. D’Orta most recently served as a director and Chief Executive Officer of ACell, a Maryland-based medical device manufacturer from 2013-2015. Prior to becoming Chief Executive Officer, he served as a member of the board of directors and as chairman of the board’s Corporate Governance, Nominating and Compliance Committees. Prior to ACell, Dr. D’Orta served as the Founder and Chief Executive Officer of Consumer Health Services, Inc. from 2005 to 2013, which provided medical support for the walk-in medical clinics in Duane Reed drugstores. Consumer Health Services was acquired by Walgreens in 2013. Dr. D’Orta also served as a director on the board of directors of CareFirst, Inc. of BlueCross/BlueShield from 2007 to 2015. Dr. D’Orta’s years of leadership experience in both clinical and business settings of the healthcare industry make him well-suited to serve as a member of the Board.

Additional Information

Lewis C. Pell filed a definitive proxy statement, as amended, and an accompanying proxy card with the Securities and Exchange Commission on May 2, 2016 to be used to solicit proxies in connection with the 2016 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2016 Annual Meeting”) of Cogentix Medical, Inc. (the “Company”). Information relating to the participants in such proxy solicitation is available in the definitive proxy statement, as amended, filed by Mr. Pell with the Securities and Exchange Commission on May 2, 2016 and in any further amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement, as amended, and other documents related to the solicitation of stockholders of the Company for use at the 2016 Annual Meeting because they will contain important information, including additional information relating to the participants in such proxy solicitation. Mr. Pell’s definitive proxy statement, as amended, and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Mr. Pell in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement, as amended, and other relevant documents filed by Mr. Pell with the Securities and Exchange Commission will also be available, without charge, by directing a request to Mr. Pell’s proxy solicitor, Alliance Advisors LLC, at its toll-free number (855) 835-8312.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

[1]	Comprises of compensation peers used by Uroplasty Compensation Committee in 2015

CONTACT: Media: Abernathy MacGregor, Pat Tucker or Cia Williams, 212.371.5999, pct@abmac.com / cew@abmac.com; Investor: Alliance Advisors LLC, 855-835-8312.